Exhibit (a)(1)(I)

Form Email Regarding Updated Hypothetical Exchange Ratios

To:	All Eligible Optionholders
Date:	April 4, 2012

Subject: Cynosure’s Offer to Exchange Certain Outstanding Stock Options for New Stock Options

As a reminder, April 9, 2012 will be the last day to elect to exchange your eligible stock options as part of the Cynosure, Inc. Offer to Exchange Certain Stock Options for New Stock Options, referred to as the exchange offer. The exchange offer will expire at 11:59 p.m., Eastern Time on April 9, 2012. After 4:00 p.m., Eastern Time, on April 12, 2012, we will distribute by e-mail to all eligible optionholders the exact ratios to be used in the exchange offer.

We are sending this email to you to:

•

provide in the table below updated hypothetical exchange ratios that would be used in the exchange offer assuming various closing prices of our class A common stock on the expiration date of the exchange offer, and

•	provide you with the website address on our Intranet, http://intranet/, where you will find the updated hypothetical exchange ratios.

Table of Hypothetical Exchange Ratios Based On Various Assumed

Closing Prices of Our Class A Common Stock on April 9, 2012

In the following table, we have assumed that the closing price of our class A common stock on NASDAQ on the expiration date will be $xx.xx, which is equal to the closing price of our common stock on April 4, 2012. We have also included additional closing prices that represent both 7.5% ($xx.xx) and 15% ($xx.xx) upward and 7.5% ($xx.xx) and 15% ($xx.xx) downward declines in the assumed closing price. We have selected a volatility spread of up to 15% based upon our recent experience regarding the average volatility of our class A common stock.

Exchange Ratios for Eligible Stock Options

Eligible Stock Option Date of Grant and Exercise Price	Exchange Ratio - $xx.xx Stock Price	Exchange Ratio - $xx.xx Stock Price	Exchange Ratio - $xx.xx Stock Price	Exchange Ratio - $xx.xx Stock Price	Exchange Ratio - $xx.xx Stock Price

6/27/2008 — $20.10

7/1/2008 — $20.11

4/7/2008 — $21.95

6/9/2008 — $22.24

2/15/2008 — $22.25

2/14/2007 — $22.65

2/13/2008 — $23.97

4/28/2008 — $24.12

5/14/2008 — $24.38

1/1/2008 — $25.48

8/8/2007 — $28.34

12/3/2007 — $29.40

5/29/2007 — $30.50

5/16/2007 — $30.74

11/5/2007 — $35.00

7/2/2007 — $36.94

The number of shares subject to each new stock option will be determined by (a) calculating an exchange ratio equal to the value of an eligible stock option divided by the value of a new stock option exchanged for that eligible stock option, calculated as of the Expiration Date, and (b) dividing the number of shares subject to the eligible stock option grant by the applicable exchange ratio, adjusted, if necessary, to eliminate any fractional shares. For purposes of applying the exchange ratios, fractional shares underlying new stock options will be rounded down to the nearest whole share underlying such new stock option on a grant-by-grant basis.

For example:

Assuming that the closing price of our class A common stock on the expiration date is $xx.xx, which is equal to the closing price of our common stock on April 4, 2012, an eligible stock option to purchase 1,000 shares with a per share exercise price of $23.97 granted on February 13, 2008 will have an exchange ratio of x.xx:1. Therefore, this eligible stock option will be exchangeable for a new stock option to purchase xxx shares, which is equal to the number of shares underlying the eligible stock option, or 1,000, divided by x.xx.

If you would like to take advantage of this opportunity, you must submit a properly completed and signed copy of the Election and Withdrawal Form, which must be received via facsimile or e-mail (via PDF or similar imaged document file) before 11:59 p.m., Eastern Time, today, April 9, 2012 (unless we extend the offer period), by:

Christopher Geberth

Cynosure, Inc.

Fax: 978-256-0469

E-mail: OptionExchange@cynosure.com

If you have already made your election and wish to make any changes, you must do so before the exchange offer deadline: 11:59 p.m., Eastern Time, April 9, 2012.

Only responses that are complete, signed, and actually received by Christopher Geberth at Cynosure by the deadline will be accepted. Responses submitted by any other means, including hand-delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Please do not reply to this message.

The Cynosure Offer to Exchange Certain Stock Options for New Stock Options expires at 11:59 p.m., Eastern Time, April 9, 2012. Please note that all times described for the Stock Option Exchange Program are Eastern Time, regardless of your location. If you have questions, please e-mail OptionExchange@cynosure.com.

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